Exhibit 99.1

Newmont Mining Corporation of Canada Limited Announces Redemption Date for all of its Exchangeable Shares and Mailing of Redemption Materials

TORONTO, ONTARIO, December 20, 2013 – Newmont Mining Corporation of Canada Limited (the “Company”) (TSX: NMC), a subsidiary of Newmont Mining Corporation (“Newmont”) (NYSE: “NEM”), today announced that it has set February 18, 2014 as the redemption date (the “Redemption Date”) for the previously announced redemption of all of its outstanding exchangeable shares (other than those held by Newmont and its affiliates) and that it has mailed a redemption notice and related documents to shareholders.

On the Redemption Date, holders of exchangeable shares (other than those held by Newmont and its affiliates) will receive, in exchange for each exchangeable share, one share of common stock of Newmont (plus cash in the amount of all declared and unpaid dividends, if any, provided that the record date for the payment of such dividends is prior to the Redemption Date). Newmont or one of its affiliates (“Callco”) will exercise the redemption call right (the “Redemption Call Right”) to acquire all of the outstanding Exchangeable Shares (other than those held by Newmont and its affiliates) on the Redemption Date. Accordingly, the Exchangeable Shares will be purchased by Callco, rather than the Company.

Copies of the redemption notice and related documents, including a letter of transmittal, will be filed on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com under the Company’s profile.

Investor Contacts
Allysa Howell	303.837.5788	allysa.howell@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com
Diane Reberger	303.967.9455	diane.reberger@newmont.com

Cautionary Statement Regarding Forward-Looking Statements:

This release contains “forward-looking information” within the meaning of applicable Canadian securities laws, including the anticipated timing and completion of the redemption, that involves known and unknown risks, uncertainties and other factors that may cause actual timing, completion or results to be materially different than those expressed or implied by those forward-looking statements. Forward-looking information is based on various factors and assumptions and involves certain risks and uncertainties, should not be interpreted as guarantees of future results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved.